Exhibit A
                                                                    ---------

                    TRANSLATION OF THE AMENDED TADIRAN DEED

                     [TRANSLATED FROM THE HEBREW ORIGINAL]

            [Marked to show changes from 27 December 2004 original]

                              SHARE TRANSFER DEED

                Made and signed on the 27th day of December 2004

                           as amended on 6 July 2005

                          BETWEEN KOOR INDUSTRIES LTD.
                         Public Company No. 52-001414-3
    of 14 Hamalacha Street, Afek Industrial Park, Rosh Ha'ayin 48091("Koor")
                                of the one part

                             AND ELBIT SYSTEMS LTD.
                         Public Company No. 52-004302-7
            of the Advanced Technology Center, Haifa 31053("Elbit")
                               of the other part

WHEREAS Koor is the holder of 3,944,276 Ordinary Shares of the issued and paid up share capital of Tadiran Communications Ltd., a public company duly incorporated in Israel, whose number with the Companies Registrar is Public Company No. 51-207441-0 (hereinafter the "Company");

AND WHEREAS Koor wishes to sell and transfer to Elbit, in three two stages, 3,944,276 Ordinary Shares, which on the date of signing this Deed constitute approximately 32% of the Company's issued and paid-up share capital, while in the first stage Koor will sell and transfer to Elbit 1,700,000 Ordinary Shares, which on the date of signing this Deed constitute approximately 13.8% of the Company's issued and paid-up share capital, and in the second stage, Koor will sell and transfer to Elbit 623,115 Ordinary Shares, constituting approximately ..5% of the Company's issued and paid-up share capital and in the third stage Koor will sell and transfer to Elbit 1,621,161 2,244,276 Ordinary Shares, which on the date of signing this Deed constitute approximately 13.82% of the Company's issued and paid-up share capital, subject to and in accordance with the provisions of this Deed;

AND WHEREAS Elbit wishes to purchase and receive from Koor the Shares Being Sold, subject to and in accordance with the provisions of this Deed;

AND WHEREAS the performance of this Deed, in all its both stages, is subject to the Conditions Precedent as set out below in this Deed;

AND WHEREAS Elbit believes, without placing Elbit under any obligation prior to the transaction contemplated by this Deed being duly approved, if at all, by Elbit's General Meeting of shareholders, that there should be a consolidation of defense industries in Israel and that in that context the transaction contemplated by this Deed as well as the Elisra Transaction, on appropriate terms and conditions, are in the interest of Elbit and the Company, from the perspective of Elbit as a shareholder of the Company;

AND WHEREAS Koor is interested in the performance of the transaction contemplated by this Deed as part of an overall transaction, in the scope of which Koor will purchase shares of Elbit from Federmann Enterprises Ltd, as set out in the Koor-Federmann Deed and this Deed;

AND WHEREAS the parties wish to set forth their relationship in respect of the sale and purchase of the Shares Being Sold in the context of this Deed.

NOW, THEREFORE, THE PARTIES HEREBY WARRANT, PROVIDE AND AGREE BETWEEN THEM AS
FOLLOWS:

1.   Preamble, Appendices and Interpretations

2.   The preamble and Appendices hereto constitute an integral part hereof.

3. The clause headings in this Deed are solely for the sake of convenience and shall not be applied in the interpretation hereof.

4.   Definitions

4.1 In this Deed, the following expressions shall have the meanings herein ascribed to them, unless expressly stated otherwise:


"Elbit"                       means as defined in the preamble hereto;

"Elisra"                      means Elisra Electronic Systems Ltd., Private
                              Company No. 52-003587-4;

"General Meeting"             means as defined in the Companies Law, and any
                              adjourned meeting;

"U.S. dollar" or "$"          means United States dollars;

"Stock Exchange"              means the Tel-Aviv Stock Exchange Ltd.;

"Company"                     means as defined in the preamble hereto;

"Shareholders Agreement       means an agreement between Koor and Elbit in the
                              form of Appendix "10.7" hereto, which is to be signed contemporaneously with the signature of this Deed and will take effect on the First
                              Closing Date, including the amendments thereto;

"Stage 'A' Conditions         means the Conditions Precedent for Stage 'A' of
Precedent"                    the Transaction, as set out in Appendix "9.2"
                              hereto;

"Stage 'CB' Conditions        means the Conditions Precedent for Stage 'CB'
Precedent"                    of the Transaction, as set out in Appendix "12.2"
                              hereto;

"Conditions Precedent"        means the Stage 'A' Conditions Precedent and the
                              Stage 'CB' Conditions Precedent;

"Companies Law"               means the [Israel] Companies Law, 5759-1999;

"Business Day"                means a day on which the two major banks in
                              Israel are open for business, other than Fridays and holiday eves, which shall not be treated as a Business Day;

"Koor"                        means as defined in the preamble hereto;

"First Closing Date"          means the third Business Day after the date on
                              which all the Stage 'A' Conditions Precedent have been fulfilled or such later date as may be agreed by the parties, as provided in Clause 20.3 below;

"Koor-Federmann Deed First    means the First Closing Date as the term is
Closing Date"                 defined in the Koor-Federmann Deed;

"Second Closing Date"         means the third Business Day after the date of
                              receiving the due approvals of Elbit's General
                              Meeting for Elbit's execution of the Amendment and for Elbit's execution of the Elisra
                              Transaction on which all the Stage 'B' Conditions
                              Precedent have been fulfilled or such later date as may be agreed by the parties, as provided in Clause 20.3 below;

"Third Closing Date"          means the third Business Day after the date on
                              which all the Stage 'C' Conditions Precedent have been fulfilled or such later date as may be agreed by the parties, as provided in Clause 20.3 below;

"Koor-Federmann Deed Second   means the Second Closing Date as the term is
Closing Date"                 defined in the Koor-Federmann Deed;

"Stage 'A' Completion         means as defined in Clause 9.1 below;
Deadline"

"Stage 'CB' Completion        means as defined in Clause 12.1 below;
Deadline"

"Koor-Federmann Deed Stage    means the Stage 'B' Completion Deadline as the
'B' Completion Deadline"      term is defined in the Koor-Federmann Deed;

"Confidential Information"    means all information relating to the parties
                              hereto or to the Company, other than (a) information that was in the public domain or came into the public domain otherwise than due to a breach of this Deed and (b) information the disclosure of which is required in accordance with the provisions of applicable law;

"Ordinary Share" or           means ordinary shares of 1 NIS par value each of
"Ordinary Shares"             the Company's issued capital;

"Stage 'A' Shares"            mean 1,700,000 (one million seven hundred
                              thousand) Ordinary Shares;

"Stage 'B' Shares"            mean 623,1152,244,276 (six hundred and
                              twenty-three thousand one hundred and fifteen) two million two hundred forty-four thousand two hundred and seventy-six) Ordinary Shares;

"Stage 'C' Shares"            mean 1,621,161 (one million six hundred and
                              twenty-one thousand one hundred and sixty-one)
                              Ordinary Shares;

"Koor-Federmann Deed Stage    means the Stage 'A' Shares as the term is defined
'A' Shares"                    in the Koor-Federmann Deed;

"Koor-Federmann Deed Stage    means the Stage 'B' Shares as the term is defined
'B' Shares"                    in the Koor-Federmann Deed;

"Shares Being Sold"           means the Stage 'A' Shares, the Stage and the
                              Stage 'B' Shares and the Stage 'C' shares;

"Federmann Enterprises"       means Federmann Enterprises Ltd., Private
                              Company No. 51-227839-1;

"Free and Clear"              means free and clear of any charge, pledge,
                              attachment, levy, debt, lien, claim, right of pre-emption, right of refusal, option, lock-up arrangement or any additional or other third party right whatsoever;

"Elisra Transaction"          means a transaction pursuant to which the Elbit
                              Company will purchase shares from Koor purchase shares constituting at least 70% of Elisra's issued capital;

"Interest"                    means three-month LIBOR at Bank Leumi Le-Israel
                              B.M., plus annual interest at the rate of 1.5%, compounded every three months;

"Deed" or "this Deed"         means this Share Transfer Deed together with all
                              the Appendices hereto, including its amendments;

"Koor-Federmann Deed"         means the Share Transfer Deed together with all
                              the Appendices thereto made between Koor and Federmann Enterprises contemporaneously with the signature of this Deed, including its amendments subject to the terms thereof pursuant to which Federmann Enterprises will sell and transfer to Koor, in two stages, 4,000,000 (four million) ordinary shares of 1 NIS par value each of Elbit, which on the date of signing this Deed constitute approximately 9.8% of Elbit's issued share capital;

"Koor-Elbit Deed for the      means the deed for the transfer of shares in
Sale of Shares in Elisra"     Elisra, including its appendices, made between
                              Koor and Elbit, in connection with the Elisra
                              Transaction, contemporaneously with the signature of the Amendment, in connection with the Elisra
                              Transaction;

"Stage 'A' of the             means as defined in Clause 8.1 below;
Transaction"

"Stage 'B' of the             means as defined in Clause 10A below;
Transaction"

"Stage 'CB' of the            means as defined in Clause 111.1 below;
Transaction"

"Koor-Federmann Deed Stage    means Stage 'A' of the transaction contemplated
'A'"                          by the Koor-Federmann Deed as the term is defined
                              in the Koor-Federmann Deed;

"Koor-Federmann Deed Stage    means Stage 'B' of the transaction contemplated
'B'"                          by the Koor-Federmann Deed as the term is defined
                              in the Koor-Federmann Deed;

"Stage 'A' Consideration"     means US$37 (thirty-seven U.S. dollars) for each
                              of the Stage 'A' Shares, totalling US$62,900,000
                              (sixty-two million nine hundred thousand U.S.
                              dollars), and insofar as all or part of that amount is actually paid after April 1, 2005, such amount shall be subject to the addition of Interest from April 1, 2005 until the time of actual payment, all subject to the adjustments as set out in Clause 15 below;

"Stage 'B' Consideration"     means US$37 (thirty-seven U.S. dollars) for each
                              of the Stage 'B' Shares, totalling
                              US$23,055,25583,038,212 (twenty-eighty-three
                              million fifty-five thirty-eight thousand two hundred and fifty-five twelve U.S. dollars), and insofar as all or part of that amount is actually paid after April 1, 2005, such amount shall be subject to the addition of Interest from April 1, 2005 until the time of actual payment, all subject to the adjustments commencing on 27
                              December 2004, as set out in Clause 15 below;

"Stage 'C' Consideration"     means US$37 (thirty-seven U.S. dollars) for each
                              of the Stage 'C' Shares, totalling US$59,982,957
                              (fifty-nine million nine hundred and eighty-two thousand nine hundred and fifty-seven U.S.
                              dollars), and insofar as all or part of that amount is actually paid after April 1, 2005, such amount shall be subject to the addition of Interest from April 1, 2005 until the time of actual payment, all subject to the adjustments commencing on 27 December 2004, as set out in Clause 15 below;

"Consideration"               means the Stage 'A' Consideration, and the Stage
                              'B' Consideration and the Stage 'C' Consideration together;

"Qualification Conditions"    means all the requirements in accordance with
                              applicable law and pursuant to the Company's incorporation documents for a person to serve as a director of the Company, including security clearance as required in Israel for the purpose of such service;

"Amendment"                   means the amendment to this Deed and to the
                              Shareholders' Agreement executed on 6 July 2005.

4.2 The following terms shall have the meanings defined in Section 1 of the [Israel] Securities Law, 5728-1968: "securities", "company", "subsidiary", "acquisition of securities", "holding and acquisition" and "control". The following terms shall have the meanings defined in
         Section 1 of the Companies Law: "dividend", "director", "external director", "public company", "distribution", "bonus shares", "officer", "personal interest", "transaction", "extraordinary transaction", "act" and "Company Registrar".

5.       Appendices

5.1 The following Appendices, which constitute an integral part hereof, are annexed to this Deed:

         5.1.1    Appendix 9.2 -- the Stage 'A' Conditions Precedent;

         5.1.2 Appendix 10.7 -- the Shareholders Agreement between Koor and Elbit, which is to be entered into contemporaneously with the signature of this Deed and will take effect on the First Closing Date;

         5.1.3 Appendix 12.2 -- the Stage 'CB' Conditions Precedent. The Koor-Federmann Deed Contemporaneously with the signing this Deed, the Koor-Federmann Deed is also being signed. The Koor-Federmann Deed and this Deed are separate and unrelated deeds, except as expressly provided in this Deed. For the avoidance of doubt it is hereby clarified that Elbit is not a party to the Koor-Federmann Deed, and the provisions of the Koor-Federmann Deed do not impose any obligation, that is not expressly provided in this Deed, on Koor to Elbit or on Elbit to Koor.

6.       The Parties' Warranties and Undertakings.

6.1      The parties hereby warrant and undertake to each other as follows:

         6.1.1 The representations and warranties of the parties in this Deed are solely as set out in this Clause 5 and in Clauses 6 and 7 below, as the case may be.

6.2 The parties' warranties and undertakings as set out in this Clause 5 and in Clauses 6 and 7 below, as the case may be, will continue to be correct, complete and accurate as of the First Closing Date, and the Second Closing Date and the Third Closing Date, and they shall be deemed as having been given again by each of the parties on as of both the First Closing Date, and on the Second Closing Date and the Third Closing Date.

6.3 Koor's Warranties and Undertakings Koor hereby warrants and undertakes to Elbit as follows:

         6.3.1 That it is a duly incorporated public company, that its number with the Companies Registrar is as appears in the preamble hereto and that no actions or proceedings for delisting, liquidation, winding-up, receivership or like acts have been taken or are threatened against it.

6.4 That on signing this Deed and until the completion of Stage 'A' of the Transaction it is and shall be the sole owner of the Shares Being Sold (subject to the Fixed Lien), and after the completion of Stage 'A' of the Transaction and until the completion of Stage 'B' of the Transaction it is and shall be the sole owner of the Stage 'B' Shares (subject to the Fixed Lien, as will be modified as provided in Clause
         10.3 below), after the completion of Stage 'B' of the Transaction and until the Stage 'C' Completion Deadline it is and shall be the sole owner of the Stage 'C' Shares (subject to the Fixed Lien, as amended in accordance with Clauses 10.3 and 10.3A below) and that prior to completion of the Additional Stage of the Transaction, it shall be the sole owner of the Additional Stage Shares (subject to the Fixed Lien, as amended in accordance with Clauses 10.3 and 10.3A), that it has not granted any person or entity an option or right to purchase all or any of the Shares Being Sold, that it has not undertaken to grant such an option or right as aforesaid, that no person or entity has any right of first refusal or tag-along right in connection with all or any of the Shares Being Sold and that on the date of signing this Deed, apart from the Shares Being Sold, it does not hold securities of the Company or any rights to receive or acquire securities of the Company.

6.5 That the Shares Being Sold are fully paid and Free and Clear, save for a fixed lien in favor of Bank Hapoalim B.M.. (in this Deed the "Bank") over all the Shares Being Sold, including all the rights, income and proceeds that Koor now or in future has from them (in this Deed the "Fixed Lien") and that in the context of the Fixed Lien the Shares Being Sold are held in a trust account at the Bank in the name of Poalim Trust Services Ltd. (in this Deed the "Trust Account") and that on the First Closing Date, upon the Stage 'A' Consideration being received in Koor's account, the Stage 'A' Shares will be Free and Clear and that on the Second Closing Date, upon the Stage 'B' Consideration being received in Koor's account, the Stage 'B' Shares will be Free and Clear, that on the Third Closing Date, upon receipt of the Stage 'C' Consideration in Koor's Account, the Stage 'C' Shares will be Free and Clear and that on the Additional Closing Date, upon receipt of the Additional Stage Consideration in Koor's Account, the Additional Stage Shares shall be Free and Clear.

6.6 That apart from Koor's board of directors' approval, Koor has no need, including pursuant to its incorporation documents and applicable law, in Israel or abroad, to obtain any other approvals from any of its organs for the purpose of entering into this Deed and performing all its obligations pursuant hereto.

6.7 That subject to ratification by Koor's board of directors, the signatories on Koor's behalf to this Deed and the documents ancillary hereto are the persons who are empowered, on Koor's behalf, to sign this Deed and the documents ancillary hereto and/or necessary for the performance hereof and to obligate Koor by their signature, and this Deed, together with all its terms and conditions, obligates Koor in all respects.

6.8 That subject to the approval of Koor's board of directors and the fulfilment of the Conditions Precedent, there is no legal or other impediment to its entering into this Deed and the performance hereof and that this Deed and the performance of its obligations pursuant hereto are not contrary to any judgment, order or direction of a court, to any contract, understanding or agreement to which Koor is a party, to its incorporation documents or to any other obligation of Koor, whether by virtue of contract (oral, by conduct or written) or by virtue of law.

6.9 That apart from Koor's board of directors' approval and the Conditions Precedent, all the approvals, consents and permits have been obtained and all the necessary proceedings have been performed, including with any authorities, government entities or any other body, for the purpose of Koor's entering into this Deed and performing its obligations pursuant hereto, including transferring the Shares Being Sold to Elbit.

         That from the time of Koor's acquisition of the Shares Being Sold, Koor and/or its controlling shareholders and/or officers have not entered into a transaction in which any of them has a personal interest with the Company and/or its subsidiaries, apart from the payment of remuneration to the Company's directors, as customary with the Company, and apart from arrangements for the grant of relief, insurance and indemnity by the Company to the Company's directors. Nothing in this Clause 6.8 shall be deemed to prevent Koor and the Company from entering into the Elisra Transaction or into transactions to which Elbit has given its consent by written notice signed by two officers of Elbit, without any further approval being necessary.

         That as at the time of signing this Deed, the Company and/or its subsidiaries have not entered into a transaction in which Koor and/or its subsidiaries and/or Koor's controlling shareholders and/or officers and/or companies controlled by any of them have a personal interest, other than:

         (1) transactions in the ordinary course of business with Elisra and its subsidiaries, the total financial value of which does not exceed $5,000,000;

         (2) a transaction in connection with the provision of warehousing services by the Company to subsidiaries of Elisra;

         (3) payment of remuneration to the Company's directors;

         (4) arrangements for the grant of relief, insurance and indemnity by the Company to the Company's directors; and that from the time of signing this Deed until the Second Closing Date, the Company and/or its subsidiaries will not enter into a transaction in which Koor and/or its subsidiaries and/or controlling shareholders and/or officers of Koor and/or the companies controlled by any of them have a personal interest, other than:

         (1) transactions in the ordinary course of business with Elisra and its subsidiaries;

         (2) transactions not in the ordinary course of business, the total financial value of which does not exceed $5,000,000;

         (3) a transaction in connection with the provision of warehousing services by the Company to subsidiaries of Elisra;

         (4) payment of remuneration to the Company's directors as customary in the Company; and

         (5) arrangements for the grant of relief, insurance and indemnity by the Company to the Company's directors.

Nothing in this Clause 6.8 [sic] shall be deemed to prevent Koor and the Company from entering into the Elisra Transaction or transactions to which Elbit has granted its consent by written notice signed by two officers of Elbit, without any further approval being necessary.

6.10 That from the time the Shares Being Sold were acquired by Koor until the time of signing this Deed, the Company had not brought to Koor's attention nor given any report to the public that any material agreement to which the Company is a party had been terminated or modified or that there was any intent to terminate or modify any material agreement to which the Company is a party.

7.       Elbit's Warranties and Undertakings

         Elbit hereby warrants and undertakes to Koor as follows:

7.1 That it is a duly incorporated public company, that its number with the Companies Registrar is as appears in the preamble hereto and that no actions or proceedings for delisting, liquidation, winding-up, receivership or like acts have been taken or are being threatened against it.

7.2 That it has the ability and resources to perform its obligations pursuant to this Deed in full and on time and that it is in possession of the financial resources sufficient for payment of the Consideration in full and at the times set out in this Deed.

7.3 That apart from approval by Elbit's audit committee and board of directors, Elbit has no need, including pursuant to its incorporation documents and law, in Israel or abroad, to obtain any other approvals from any of its organs for the purpose of entering into this Deed and performing all its obligations pursuant hereto, except for approval by Elbit's General Meeting in accordance with Section 275 of the Companies Law, if and insofar as not yet obtained. At the time of signing this Deed, Elbit's General Meeting's approval had not yet been obtained.

7.4 That subject to the approvals of Elbit's audit committee and board of directors, the signatories on behalf of Elbit to this Deed and the documents ancillary hereto are those who are empowered, on Elbit's behalf, to sign this Deed and the documents ancillary hereto and/or necessary for the performance hereof, and to obligate Elbit by their signatures, and this Deed, including all its terms and conditions, obligates Elbit in all respects, subject to obtaining Elbit's General Meeting's approval.

7.5 That subject to the approvals of Elbit's audit committee and board of directors and the fulfilment of the Conditions Precedent, there is no legal or other impediment to its entering into and performing this Deed and that this Deed and the performance of its obligations pursuant hereto are not contrary to any judgment, order or direction of a court, to any contract, understanding or agreement to which it is a party, to its incorporation documents or to any other obligation of Elbit, whether by virtue of contract (oral, by conduct or written) or by virtue of law.

7.6 That apart from the approvals of Elbit's audit committee and board of directors and apart from the Conditions Precedent, including Elbit's General Meeting's approval, all the approvals, consents and permits have been obtained and all the necessary proceedings have been performed, including with any authorities, government entities or any other body, for the purpose of Elbit's entering into this Deed and performing its obligations pursuant hereto, including the acquisition from Koor of the Shares Being Sold.

7.7 That on the date of signing this Deed it was is the holder of 518,488 Ordinary Shares, and that on the date of signing the Amendment, it holds 2,536,302 Ordinary Shares.

7.8 That subject only to Koor's warranties and representations in Clauses 5 and 6 of this Deed, the Shares Being Sold are being purchased in their actual condition, and the actual condition of the Company and its assets, and they are "As Is", without any other representations or warranties being received from or on behalf of Koor and that the Consideration, as agreed between the parties, has been fixed having regard also to the fact that the purchase is on such an "As Is" basis.

8.       Stage 'A' of the Transaction

8.1 On the First Closing Date and subject to the fulfilment of Stage 'A' Conditions Precedent by the Stage 'A' Completion Deadline, Koor shall sell and transfer to Elbit, on and against payment of the whole of Stage 'A' Consideration, 1,700,000 (one million seven hundred thousand) Ordinary Shares (the Stage 'A' Shares), fully paid and Free and Clear, and Elbit shall purchase and receive from Koor the Stage 'A' Shares and pay Koor the full amount of the Stage 'A' Consideration (in this Deed "Stage 'A' of the Transaction").

8.2 Furthermore, on the First Closing Date, Koor shall purchase from Federmann Enterprises 2,160,000 (two million one hundred and sixty thousand) ordinary shares of 1 NIS par value each of Elbit, which on the date of signing this Deed constitute approximately 5.3% of Elbit's issued share capital, in accordance with the Koor-Federmann Deed, which is being signed contemporaneously with this Deed. The Koor-Federmann Deed Stage 'A' and Stage 'A' of the Transaction shall be performed contemporaneously, and Stage 'A' of the Transaction (contemplated by this Deed) shall not be performed without the Koor-Federmann Deed Stage 'A' being performed.

8.3 For the avoidance of doubt, after the performance and completion of Stage 'A' of the Transaction, Stage 'A' of the Transaction will not be revoked, even if Stage 'B' of the Transaction is not performed or completed for any reason.

9.       The Stage 'A' Completion Deadline and the Stage 'A' Conditions
         Precedent

9.1      In this Deed the "Stage 'A' Completion Deadline" means:

         9.1.1    31 April March 2005 [extended by consent in the past]; or

         9.1.2 If by 15 April 31 March 2005 [extended by consent in the past] all the Stage 'A' Conditions Precedent have been fulfilled, other than the approval of the [Israel] Commissioner of Restrictive Trade Practices, as set out in Clause (3) of Appendix "9.2", the Stage 'A' Completion Deadline shall be automatically deferred until 31 May 2005 or to such later date as may be fixed by the parties as provided in Clause 20.3 below.

9.2      The Stage 'A' Conditions Precedent are set out in   Appendix "9.2".

9.3 Should all the Stage 'A' Conditions Precedent not have been fulfilled by the Stage 'A' Completion Deadline, this Deed shall be void--except, if and insofar as Elbit's General Meeting's approval for its entering into the transaction contemplated by this Deed has been obtained, the provisions of Clauses 14.3 (except insofar as concerns the acquisition of Ordinary Shares), 14.5 and 17 hereof, without either of the parties having any complaint and/or claim and/or demand against the other. For the avoidance of doubt, it is clarified that if the Stage 'A' Conditions Precedent have not been fulfilled by the Stage 'A' Completion Deadline, neither of the parties shall be subject to any restriction as regards the acquisition of Ordinary Shares. Nothing in the provisions of this Clause 9.3 above shall be deemed to derogate from any right or other remedy pursuant to this Deed or by law that is available to the parties in respect of a breach of any of the provisions of this Deed (insofar as breached).Without prejudice to the above provisions of this Clause 9.3, it is clarified that no provision of this Deed shall obligate Elbit in any manner whatsoever, prior to obtaining the approval of its General Meeting, to enter into the transactions contemplated by this Deed.

10.      The First Closing Date

         Subject to the Stage 'A' Conditions Precedent being fulfilled by the Stage 'A' Completion Deadline, the parties shall meet on the First Closing Date at such place as determined by the parties and the following interdependent acts shall be performed contemporaneously:

10.1 Elbit shall remit the Stage 'A' Consideration by bank transfer to Koor's bank account at the Bank, the details of which shall be provided to it in writing by Koor by the First Closing Date (in this Deed " Koor's Account ") and confirmation from the Bank shall be provided to Koor that the Stage 'A' Consideration has been received in Koor's Account.

10.2 Koor shall provide Elbit confirmation from the Bank, according to which the Bank agrees that on and against receipt of the Stage 'A' Consideration in Koor's Account, it will discharge the Fixed Lien from the Stage 'A' Shares.

10.3 Koor shall provide Elbit a letter of instructions from the Bank, in the Bank's standard form, addressed to the Companies Registrar, pursuant to which the Bank applies to the Companies Registrar to amend the Fixed Lien to the effect that the Fixed Lien will be discharged from the Stage 'A' Shares.

10.4 Koor shall provide Elbit a written certificate from Poalim Trust Services Ltd., in which Poalim Trust Services Ltd. gives instructions to transfer the Stage 'A' Shares from the Trust Account to Elbit's securities account, the details of which shall be provided to Koor by Elbit in writing by the First Closing Date (hereinafter " Elbit's Account ").

10.5 Koor shall provide the Bank an irrevocable instruction to transfer the Stage 'A' Shares, by means of a transaction outside the Stock Exchange, from the Trust Account to Elbit's Account, and confirmation from the Bank that the Stage 'A' Shares have been received in Elbit's Account shall be provided to Elbit.

10.6 Koor shall provide Elbit a copy of the Company's board of directors' resolution to the effect that, subject to the performance of Stage 'A' of the Transaction, there shall be added to the Company's board of directors and serve thereon as directors such number of nominees as proposed for office by Elbit, who meet the Qualification Conditions, such that after their addition to the board of directors, the number of directors proposed for office by Elbit shall be the greater of:

         (1)      three directors; or

         (2) a number of directors equal to 20% of the number of the Company's directors (including external directors and the directors who are added in accordance with Elbit's nomination as aforesaid), rounded up to the nearest whole number (for example, if the number of directors who are serving in the Company immediately after the addition of Elbit's nominees is 11, three nominees who have been proposed by Elbit shall be added as directors). In said board of directors' resolution it shall be provided that Elbit's nominees as aforesaid shall be added to the Company's board of directors on the First Closing Date. Koor undertakes that there shall be sufficient vacancies on the Company's board of directors to enable the addition of Elbit's nominees as aforesaid. If for any reason any of the nominees proposed by Elbit as aforesaid cannot be appointed as a director or directors of the Company, another nominee or nominees, as proposed by Elbit, shall be appointed in his or their place. Elbit shall give prior written notice to Koor and the Company of the name of such nominees as aforesaid or of the other nominees in their place, and Elbit (with the assistance of Koor) shall coordinate with the Company's corporate secretary such nominees' compliance with the Qualification Conditions, all by no later than 14 days prior to the earlier of (1) the Stage 'A' Completion Deadline or (2) the First Closing Date. Without prejudice to the foregoing, if any of the nominees proposed by Elbit as aforesaid is not added to the Company's board of directors on the First Closing Date, Koor shall hold a General Meeting of the Company as soon as possible, the agenda of which shall be the appointment of the nominees proposed by Elbit, who have not been appointed as aforesaid, as directors of the Company. Koor undertakes to vote in favor of the appointment of the nominees proposed by Elbit who have not been appointed as aforesaid but who do meet the Qualification Requirements. If and insofar as it is required by law that a majority of the Company's directors meet any Qualification Requirements, then if the number of directors appointed in accordance with Elbit's nomination is an equal number, one half of the directors appointed in accordance with Elbit's nomination as aforesaid shall meet said conditions, and if the number of directors appointed in accordance with Elbit's nomination is an odd number, the majority of the Company's directors who are appointed in accordance with Elbit's nomination as aforesaid shall meet the above conditions.
         10.7 The Shareholders Agreement, in the terms annexed hereto as Appendix "10.7", shall become effective.

10.8 Koor shall provide Elbit a written declaration, duly signed by Koor, according to which all the warranties and representations of Koor as set out in Clauses 5 and 6 of this Deed are also correct, complete and accurate as of the First Closing Date.

10.9 Elbit shall provide Koor a written declaration, duly signed by Elbit, according to which all the warranties and representations of Elbit as set out in Clauses 5 and 7 of this Deed are also correct, complete and accurate as of the First Closing Date.

10.10 The Koor-Federmann Deed Stage 'A' shall be completed, namely all the acts that are to be performed on the Koor-Federmann Deed First Closing Date shall be performed, as provided in Clause 10 of the Koor-Federmann Deed.

10.11 Each party undertakes to do all the acts for which it is responsible pursuant to this Clause 10.

10.12 All the acts mentioned above in this Clause 10 shall be deemed as having been performed contemporaneously, no individual act shall be deemed as completed and no individual document shall be deemed as delivered until all such acts have been completed and all the documents have been delivered.

10A.     Stage 'B' of the Transaction

         On the Second Closing Date, Koor shall sell and transfer to Elbit, against payment of the full Stage 'B'Consideration, 623,115 (six hundred and twenty-three thousand one hundred and fifteen) Ordinary Shares (Stage'B' Shares), fully paid and Free and Clear, and Elbit shall purchase andaccepton transferthe Stage 'B' Shares from Koor and pay Koor the full Stage 'B' Consideration(hereinafter in this Deed referred to as "Stage 'B' of the Transaction"), and the parties shall meet at such place as determined by them and the following interdependent acts shall be performed contemporaneously:

10A.1 Elbit shall remit the Stage 'B' Consideration by bank transfer to Koor's Account, and confirmation from the Bank shall be provided to Koor that the Stage 'B' Consideration has been received in Koor's Account.

10A.2 Koor shall provide Elbit confirmation from the Bank, according to which the Bank agrees that on and against receipt of the Stage 'B' Consideration in Koor's Account, it will discharge the Fixed Lien from the Stage 'B' Shares.

10A.3 Koor shall provide Elbit a letter of instructions from the Bank, in the Bank's standard form, addressed to the Companies Registrar, pursuant to which the Bank applies to the Companies Registrar to strike out the Fixed Lien from the Stage ' B ' Shares.

10A.4 Koor shall provide Elbit a written certificate from Poalim Trust Services Ltd., in which Poalim Trust Services Ltd. gives instructions to transfer the Stage 'B' Shares from the Trust Account to Elbit's Account.

10A.5 Koor shall provide the Bank an irrevocable instruction to transfer the Stage 'B' Shares, by means of a transaction outside the Stock Exchange, from the Trust Account to Elbit's Account, and confirmation from the Bank that the Stage 'B' Shares have been received in Elbit's Account shall be provided to Elbit.

10A.6 Koor shall provide Elbit a written declaration, duly signed by Koor, according to which all the warranties and representations of Koor as set out in Clauses 5 and 6 of this Deed are also correct, complete and accurate as of the Second Closing Date. Elbit shall provide Koor a written declaration, duly signed by Elbit, according to which all the warranties and representations of Elbit as set out in Clauses 5 and 7 of this Deed are also correct, complete and accurate as of the Second Closing Date.

10A.7 Each party undertakes to do all the acts for which it is responsible pursuant to this Clause 10A.

10A.8 All the acts mentioned above in this Clause 10A shall be deemed as having been performed contemporaneously, no individual act shall be deemed as completed and no individual document shall be deemed as delivered until all such acts have been completed and all the documents have been delivered.

10A.9 From the date of completion of Stage 'B' of the Transaction, the arrangements between the parties set forth in Clause 5 of the Shareholders' Agreement, with all its sub-clauses, shall apply and in such context directors will be appointed to the Company's board of directors in accordance with Elbit's recommendation, as provided in Clause 5 of the Shareholders' Agreement, and the chairman shall be appointed for the Company's board of directors in accordance with Elbit's recommendation, as provided in Clause 5 of the Shareholders' Agreement.

10A.10 For the avoidance of doubt, the approvals required and the conditions precedent for the Elisra Transaction, including the [Israel] Commissioner of Restrictive Trade Practices' approval of the Elisra Transaction, but except for the approval of Elbit's General Meeting for Elbit's execution of the Elisra agreement, that shall constitute a condition for the entry into force of the Amendment and will accordingly constitute a condition for the completion of Stage 'B', do not constitute conditions for the completion of Stage 'B' of the Transaction.

11.      Stage 'CB' of the Transaction

11.1 On the Third Second Closing Date and subject to the fulfilment of the Stage 'CB' Conditions Precedent by the Stage 'CB' Completion
         Deadline, Koor shall sell and transfer to Elbit, on and against payment of the full Stage 'CB' Consideration, 1,621,161 (one million six hundred and twenty-one thousand one hundred and sixty-one)2,244,276 (two million two hundred forty-four thousand two hundred and seventy-six)Ordinary Shares (the Stage 'CB' Shares), fully paid and Free and Clear, and Elbit shall purchase and receive from Koor the Stage 'CB' Shares and pay Koor the full amount of the Stage 'CB' Consideration (hereinafter in this Deed "Stage 'CB' of the Transaction").

11.2 On the Second Closing Date Koor shall purchase from Federmann Enterprises 1,840,000 (one million eight hundred and forty thousand) ordinary shares of 1 NIS par value each of Elbit, constituting approximately 4.51% of Elbit's issued and paid up share capital in accordance with the Koor-Federmann Deed, which is being signed contemporaneously with this Deed, and Stage 'B' of the Transaction and the Koor-Federmann Deed Stage 'B' shall be performed together, and Stage 'B' of the Transaction (contemplated by this Deed) shall not be performed without the performance of the Koor-Federmann Deed Stage 'B'. Nevertheless, it is agreed that the provisions of this Clause 11.2 shall not apply if Federmann gives notice as provided in Clause 12.1.3 of the Koor-Federmann Deed or as provided in Clause 12.1.5 of the Koor-Federmann Deed, as the case may be.

12.      The Stage 'CB' Completion Deadline and the Stage 'CB' Conditions
         Precedent

12.1     In this Deed the "Stage 'CB' Completion Deadline" means: 6
         September 2005; however, this date shall be automatically extended if and insofar as the Deadline for Completion of the Elisra Transaction is extended as provided in the Koor-Elbit Deed for the Sale of Shares in Elisra--and to the extended date.

         12.1.1   30 June 2005; or

         12.1.2 if all the Stage 'B' Conditions Precedent have not been fulfilled by 30 June 2005, the Stage 'B' Completion Deadline shall automatically be deferred until 30 September 2005; or

         12.1.3 if by 30 September 2005 all the Stage 'B' Conditions Precedent have been fulfilled, except for the completion of the Elisra Transaction as set out in Clause (2) of Appendix "12.2", Koor shall be entitled to provide written notice to Elbit, to be received by Elbit by said date, of the Stage 'B' Completion Deadline's deferral until 30 April 2006 or such later date as may be determined by the parties, as provided in Clause 20.3 below.

12.2     The Stage 'CB' Conditions Precedent are set out in Appendix "12.2".

12.3 Should all the Stage 'CB' Conditions Precedent not be fulfilled by the Stage 'CB' Completion Deadline, Stage 'CB' of the Transaction shall not be performed, the provisions in connection with the performance of Stage 'CB' of the Transaction in this Deed ( except for the provisions of Clause 13A below) shall be deemed null and void and be of no effect and, inter alia, Koor shall not sell Elbit the Stage 'CB' Shares and Elbit shall not pay the Stage 'CB' Consideration to Koor, and neither party shall have any demand, claim or complaint against the other in connection with Stage 'CB' of the Transaction. For the avoidance of doubt, it is clarified that the foregoing provisions of this Clause
         12.3 shall not be deemed to derogate from the validity of any other provision, including the provisions of Clauses 14.3 (except insofar as concerns the acquisition of Ordinary Shares) and the provisions of Clause 13A below or 14.5 of this Deed or the provisions of the as provided in the Shareholders Agreement, which shall enter into effect on the First Closing Date, or from any other right or remedy pursuant to this Deed or by law that is available to the parties in respect of a breach of any of the provisions of this Deed (if and insofar as breached) ; however, it is expressed that the non-completion of Stage 'C' as aforesaid , shall not cancel the acts done in the framework of the completion of Stage 'A' of the Transaction or Stage 'B' of the Transaction.

12.4 Should Federmann act as provided in Clause 12.1.3 of the Koor-Federmann Deed or as provided in Clause 12.1.5 of the Koor-Federmann Deed, and should the Stage 'B' Conditions Precedent be fulfilled by the Stage 'B' Completion Deadline, the parties shall perform and Complete Stage 'B' of the Transaction pursuant to this Deed on the Second Closing Date, and the provisions of Clause 11.2 above and Clause 13.9 below shall not apply.

13.      The Third Second Closing Date

         Subject to the fulfilment of the Stage 'CB' Conditions Precedent by the Stage 'CB' Completion Deadline, except for completion of the Elisra Transaction, which--subject to Clause 13.9 below--will be performed contemporaneously and together with the completion of Stage 'C' as set forth below, the parties shall meet on the Third Second Closing Date at such place as determined by them, and the following interdependent acts shall be performed contemporaneously:

13.1 Elbit shall remit the Stage 'CB' Consideration by bank transfer to Koor's Account, and confirmation from the Bank shall be provided to Koor that the Stage 'CB' Consideration has been received in Koor's Account.

13.2 Koor shall provide Elbit confirmation from the Bank, according to which the Bank agrees that on and against receipt of the Stage 'CB' Consideration in Koor's Account, it will discharge the Fixed Lien from the Stage 'CB' Shares. 13.3 Koor shall provide Elbit a letter of instructions from the Bank, in the Bank's standard terms, addressed to the Companies Registrar pursuant to which the Bank applies to the Companies Registrar to discharge the Fixed Lien from the Stage 'CB' Shares.

13.4 Koor shall provide Elbit a written certificate from Poalim Trust Services Ltd. in which it provides instructions to transfer the Stage 'CB' Shares from the Trust Account to Elbit's Account.

13.5 Koor shall provide the Bank an irrevocable instruction to transfer the Stage 'CB' Shares by means of a transaction outside the Stock Exchange from the Trust Account to Elbit's Account, and confirmation from the Bank that the Stage 'CB' Shares have been received in Elbit's Account shall be provided to Elbit.

13.6 The parties shall act to cause Koor shall cause the addition to the Company's board of directors on the Third Second Closing Date of such number of nominees who are proposed for their office by Elbit and meet the Qualification Requirements so that on the appointment of those nominees to the Company's board of directors those nominees will, together with the directors appointed to their office per Elbit's nomination as provided in Clause s 10.6 and 10A.9 above, constitute more than 50% of the total directors of the Company at that time, including external directors and directors who are appointed to their position per Elbit's nomination as aforesaid. Without prejudice to the generality of the foregoing, Koor undertakes that there will be sufficient vacancies on the Company's board of directors for the performance of its foregoing obligations. Elbit shall provide Koor and the Company prior written notice of its nominees as aforesaid or of the other nominees in their place as provided below in this Clause, and Elbit shall coordinate with the Company's corporate secretary such nominees' compliance with all the conditions required of the Company's directors, all by no later than 14 days from the earlier of (1) the Stage 'CB' Completion Deadline or (2) the Third Second Closing Date. If for any reason any of such nominees as aforesaid cannot be appointed as a director or directors of the Company, another nominee or nominees, as proposed by Elbit, who meet the Qualification Requirements, shall be appointed in his or their place.

13.7 Koor shall provide Elbit a written declaration duly signed by Koor according to which all Koor's warranties and representations as set out in Clauses 5 and 6 of this Deed are also correct, complete and accurate as of the Third Second Closing Date.

13.8 Elbit shall provide Koor a written declaration duly signed by Elbit according to which all Elbit's warranties and representations as set out in Clauses 5 and 7 of this Deed are also correct, complete and accurate as of the Third Second Closing Date.

13.9 All the acts required for the execution and completion of the Elisra Transaction, as prescribed in the Koor-Elbit Deed for the Sale of Shares in Elisra , shall be performed , and Stage 'C' of this Transaction, shall be performed contemporaneously and together with the completion of the Elisra Transaction, and Stage 'C' of this Transaction shall not be completed without the completion of the Elisra Transaction and vice versa. Notwithstanding the foregoing , if any impediment arises to the completion of the Elisra Transaction and the other Stage 'C' Conditions Precedent have been fulfilled, Koor may, in its discretion, decide that Stage 'C' of the Transaction will be completed without the completion of the Elisra Transaction. The foregoing does not derogate from the parties' obligations pursuant to Clause 14.1 below, or from the parties' rights pursuant to the Koor-Elbit Deed for the Sale of Shares in Elisra; however, notwithstanding the foregoing , if on the Stage 'C' Completion Deadline any impediment exists to the completion of the Elisra Transaction resulting from in consequence of a breach of the Koor-Elbit Deed for the Sale of Shares in Elisra by Koor, Stage 'C' of this Transaction shall be completed, even though it is not possible to complete the Elisra Transaction on the Third Closing Date.

13.10 The Koor-Federmann Deed Stage 'B' shall be completed, namely all the acts that are to be performed on the Koor-Federmann Deed Second Closing Date as provided in Clause 13 of the Koor-Federmann Deed shall be performed. Nevertheless, it is agreed that this Clause 13.9 shall not apply if Federmann acts as provided in Clause 12.1.3 or as provided in Clause 12.1.5 of the Koor-Federmann Deed.

13.11 Each party undertakes to perform all the acts for which it is responsible pursuant to this Clause 13.

13.12 All the acts mentioned above in this Clause 13 shall be deemed as having been performed contemporaneously, no individual act shall be deemed as having been completed and no individual document shall be construed as delivered until all such acts are completed and all the documents are delivered.

13A.     The Additional Stage

If the Elisra Transaction has not been completed by the Stage 'C' Completion Deadline and the provisions of Clause 12.3 above apply, the following provisions shall apply:

13A.1    If all the following conditions have been fulfilled:

         (a) all the consents and approvals required have been received and all the conditions precedent for the Elisra Transaction, as set forth in the Koor-Elbit Deed for the Sale of Shares in Elisra, have been fulfilled, including the approval of Elbit's General Meeting for the Elisra Transaction, by the Completion Deadline (as defined in the Koor-Elbit Deed for the Sale of Shares in Elisra), but it is not possible to complete the Elisra Transaction because of (1) the objection of the [Israel] Commissioner of Restrictive Trade Practices or (2) the cancellation of the Koor-Elbit Deed for the Sale of Shares in Elisra in accordance with the provisions of Clause 7.5 of the Koor-Elbit Deed for the Sale of Shares in Elisra;

         (b) Elbit has made every possible effort to bring about completion of the Elisra Transaction;

         (c) a transaction has been completed in the framework of which Koor sold to a third party all its holdings in Elisra, for a consideration and on terms and conditions equal to those prescribed in the Koor-Elbit Deed for the Sale of Shares in Elisra ("Original Transaction Consideration"), or better than them, and such transaction was completed within 16 months of the date of signing the Amendment , on the Additional Closing Date, as defined below, Koor shall sell and transfer to Elbit and Elbit shall purchase all the Stage 'C' Shares held at such time by Koor ("Additional Stage Shares"), against payment of a sum ofUS$37 (thirty-seven US dollars) plus the Interest, from 1 April 2005 until the actual payment date, all subject to adjustments from 27 December 2004 as set forth in Clause 15 below ("Additional Stage Consideration") for each of the Additional Stage Shares ("Additional Stage"), and the provisions of Clause 13A.3 shall apply.

13A.2 If the conditions set forth in sub-clauses 13A.1(a) and (b) above have been fulfilled, and a transaction has been completed in the framework of which Koor sold to a third party all its holdings in Elisra, for a consideration and on terms and conditions inferior to the Original Transaction Consideration ("lternative Transaction Consideration"), and such transaction was completed within 16 months from the date of the signing the Amendment, Elbit shall have the right, in its sole exclusive discretion, to pay Koor within 10 (ten) Business Days from the date of completion of the Elisra Transaction as aforesaid , an amount equal to the difference between the Original Transaction Consideration and the Alternative Transaction Consideration, and against this payment and payment of the Additional Stage Consideration, Koor shall sell and transfer to Elbit and Elbit shall purchase all the Additional Stage Shares, and the provisions of Clause 13A.3 shall apply. 13A.3 On the third Business Day business day after the day of fulfilment of all the conditions mentioned in Clause 13A.1 or all the conditions mentioned in Clause 13A.2 ("Additional Closing Date"), the parties shall meet at such place as determined by them, and the following interdependent acts shall be performed contemporaneously:

         (a) Elbit shall transfer the Additional Stage Consideration by bank transfer to Koor's Account, and confirmation from the Bank shall provided to Koor that the Additional Stage Consideration has been received in Koor's Account.

         (b) Koor shall provide Elbit confirmation from the Bank, according to which the Bank agrees that on and against receipt of the Additional Stage Consideration in Koor's Account, it will discharge the Fixed Lien from the Additional Stage Shares.

         (c) Koor shall provide Elbit a letter of instructions from the Bank, in the Bank's standard form, addressed to the Companies Registrar, pursuant to which the Bank applies to the Companies Registrar to strike out the Fixed Lien on over the Additional Stage Shares.

         (d) Koor shall provide Elbit a written certificate from Poalim Trust Services Ltd., in which Poalim Trust Services Ltd. gives instructions to transfer the Additional Stage Shares from the Trust Account to Elbit's Account.

         (e) Koor shall provide the Bank an irrevocable instruction to transfer the Additional Stage Shares, by means of a transaction outside the Stock Exchange, from the Trust Account to Elbit's Account, and confirmation from the Bank that the Additional Stage Shares have been received in Elbit's Account shall be provided to Elbit.

         (f) Koor shall provide Elbit a written declaration, duly signed by Koor, according to which all the warranties and representations of Koor as set out in Clauses 5 and 6 of this Deed are also correct, complete and accurate as of the Additional Closing Date.

         (g) Elbit shall provide Koor a written declaration, duly signed by Elbit, according to which all the warranties and representations of Elbit as set out in Clauses 5 and 7 of this Deed are also correct, complete and accurate as of the Additional Closing Date.

         (h) Each party undertakes to do all the acts for which it is responsible pursuant to this Clause 13 A.

         (i) All the acts mentioned above in this Clause 13 A above shall be deemed as having been performed contemporaneously, no individual act shall be deemed as completed and no individual document shall be deemed as delivered until all such acts have been completed and all the documents have been delivered. It is agreed that the provisions of this Clause 13A do not impose any obligation on Koor to sell the Elisra shares, and that the provisions of this Clause 13A do not impose any additional restriction, or establish any additional obligation, over and above as provided in this Deed and in the Shareholders Agreement, insofar as existing, in connection with the purchase or sale of shares in Tadiran Communications, including Stage 'C' Shares, by Koor or Elbit.

14.      Acts and Obligations after the Signature of this Deed

14.1 Immediately after the signature of this Deed, the parties shall act and use their best efforts to cause the fulfilment of all the Conditions Precedent, including obtaining all the required certificates, permits and consents, as early as possible. In such connection and without derogating from the generality of the foregoing, the parties shall apply to every competent authority and to every other entity whose approval is necessary for the performance of the transaction involved in this Deed, in all both its stages, they shall submit all the applications and deliver all the information, data and particulars in their possession, without delay, and act to resolve or avoid a disapproval, if any, by the various government authorities in any respect relating to or arising out of this Deed.

14.2 It is hereby agreed that the provisions of this Deed are not such as to place either of the parties under a duty to make any payment for the fulfilment of the Conditions Precedent or any of them, other than official fees and other reasonable expenses (such payment as aforesaid, excluding official fees and other reasonable expenses as aforesaid, a "Fulfilment Payment"), provided that if a party to this Deed refuses to make a Fulfilment Payment, the other party may make it for the fulfilment of all or any of the Conditions Precedent, provided that the first party shall not be liable to indemnify the other party in respect of a Fulfilment Payment, and the party that makes the Fulfilment Payment shall have no demand, claim or right of recourse against the other party in respect of the making of such payment.

14.3 Subject to the provisions of Clause 9.3 above and Clause 14.4 below, from the date of signing this Deed until the earlier between the Third Closing Date or the Stage 'C' Completion Deadline 30 April 2006 (the " Lock-up Period "), Koor and Elbit shall not conduct any transaction (including any transfer, sale or acquisition) in Ordinary Shares, either on or outside the Stock Exchange, unless otherwise agreed between the parties, by written notice signed by two officers of each of Koor and Elbit, without any further approval being necessary. Said obligation shall continue in force even if this Deed is cancelled for any reason, save for rescission due to its breach by Koor and except if Elbit exercises its right to rescind the Deed pursuant to the provisions of Clause 16.1 below. For the avoidance of doubt, Koor shall not sell or transfer the Stage 'C' Shares prior to the Third Closing Date or the Stage 'C' Completion Deadline, whichever is earlier. In addition, Koor shall not sell or transfer the Stage 'B' Shares prior to the Second Closing Date or the Stage 'B' Completion Deadline, whichever is earlier.

14.4 Notwithstanding as provided in Clause 14.3 above, during the Lock-up Period each party may purchase, either on or outside the Stock Exchange, up to 350,000 Ordinary Shares (the "Acquirable Quantity") without the other party's consent, provided that it gives written notice to the other party of the purchase of the shares and the quantity of shares purchased within 48 hours of making each purchase. Should one party purchase 350,000 Ordinary Shares (in this Clause the "Purchasing Party") and the other party not purchase 350,000 Ordinary Shares, the Purchasing Party may send written notice to the other party (in this Clause the "Purchase Notice") stating that it wishes to purchase additional shares of the Company in a quantity not exceeding the difference between 350,000 Ordinary Shares and the quantity of shares purchased under this Clause by the other party (in this Clause the "Acquirable Shares"). Should 14 days elapse from the date of providing the Purchase Notice (in this Clause the "Other Party's Purchase Period") and the other party not have purchased all the Acquirable Shares in trading on the Stock Exchange, the Purchasing Party may purchase the Acquirable Shares in trading on the Stock Exchange within 14 days of the end of the other party's Purchase Period. Should the Purchasing Party not purchase the Acquirable Shares during said period, it shall be responsible to provide the other party Purchase Notice in order to purchase additional shares.

14.5 Notwithstanding the provisions of Clauses 14.3 and 14.4 above and in addition to the provisions of Clause 14.4, as of the Second Closing Date, and subject to completion of Stage 'B' of the Transaction, Elbit may purchase Ordinary Shares subject to (1) the provisions of the Shareholders Agreement; (2) the provisions of any law governing a purchase as aforesaid; and (3) the joint holdings as defined in the Shareholders Agreement, after the purchase as aforesaid, not exceeding 55% of the Company's issued share capital. Subject to the provisions in Clause 9.3 above, Elbit shall vote in the Company's General Meeting by virtue of all the Shares in the Company that are held by it at that time in favor of approving the Elisra Transaction, whether or not all or any of the transactions involved in this Deed are actually implemented, provided that: (a) the Elisra Transaction consideration is established in reliance on an evaluation by an outside independent appraiser obtained for the purpose of the Elisra Transaction, and the consideration and terms and conditions of the Elisra Transaction have been duly approved by the Company's audit committee and board of directors and by every independent committee of the Company that is established for the purpose of considering the Elisra Transaction, insofar are established, and the Company's audit committee and board of directors have determined that the Elisra Transaction is not contrary to the Company's interests; (b) the consideration for the Elisra Transaction, as payable by the Company, reflects a company value for Elisra of up to US$225 million; and (c) the Elisra Transaction has been referred to the Company's General Meeting for a vote by 30April 2006. Elbit's said obligation shall expire on the earlier of: (1) 1 May 2006, or (2) the completion of the Elisra Transaction, or (3) on the rescission of this Deed due to its breach by Koor, whichever is earlier.

14.6 Without prejudice to Clauses 15 and 16 below, Koor hereby undertakes that from the date of the signature of this Deed until the earlier of:
         (1) the Stage 'A' Completion Deadline, if the Stage 'A' Conditions Precedent have not been fulfilled by that time; or (2) the Second Closing Date, if Stage 'B' of the Transaction has not been completed by the Second Closing Date; or (3) the Stage 'C' Completion Deadline, if the Stage 'C' Conditions Precedent have not been fulfilled by such time; or (4) the Third Closing Date, the Stage 'B' Completion Deadline, if the Stage 'B' Conditions Precedent have not been fulfilled by that time; or (3) the Second Closing Date, Koor and/or its subsidiaries and/or the controlling shareholders and/or officers of Koor and/or companies under the control of any of them shall not enter into an extraordinary transaction with the Company, in which any of them has a personal interest, except for the Elisra Transaction .

14.7 From the date of obtaining Elbit's General Meeting's approval of its entering into the transaction contemplated by this Deed until the Second Closing Date, Koor's president shall from time to time, in his discretion, update Elbit's president regarding the status of the Company's business, all subject to applicable legal requirements (including antitrust laws).

14.8 Subject to applicable law and except for the purpose mentioned in Clause 3.4.3 of the Shareholders Agreement, Koor, as a shareholder of the Company, undertakes that after the Company's annual General Meeting that is held after the date of signing this Deed, it will not act to hold an annual General Meeting of the Company before the Stage 'CB' Completion Deadline, unless Elbit consents thereto by written notice signed by two officers of Elbit, without any further approval being necessary.

15.      Modifications to the Consideration or the Number of Shares Being Sold

15.1 During the period from the date of signing this Deed until the earlier of: (1) the Stage 'A' Completion Deadline, if the Stage 'A' Conditions Precedent have not been fulfilled by that time; (2)the Second Closing Date, if Stage 'B" of the Transaction has not been completed by the Second Closing Date; or (3) the Stage'C' Completion Deadline, if the Stage 'C' Conditions Precedent have not been fulfilled by such time; or
         (4) the Third Closing Date; the Stage 'B' Completion Deadline, if the Stage 'B' Conditions Precedent have not been fulfilled by that time; or
         (3) the Second Closing Date; Koor shall, insofar as it is able, oppose and vote by virtue of all the Company's Shares that it holds at that time against any resolution concerning, except--for the purpose of sub-clauses (c), (e) and (f)--a resolution with regard to the Elisra Transaction, which concerns: (a) the making of any distribution whatsoever, whether in cash or in kind, or by a distribution of bonus shares, to the Company's shareholders, except from the distribution of a regular cash dividend of not more than 1.5 NIS per Ordinary Share in any calendar quarter; (b) a rights offering for the acquisition of any securities of the Company; (c) a sale of the Company's shares that are held by the Company or its subsidiaries; (d) any modification to the Company's incorporation documents, except for the purpose of increasing the Company's authorized share capital; (e) transactions that are not in the ordinary course of the Company's business and transactions that concern an investment or acquisition of rights in entities and/or the acquisition of businesses (Asset Transactions) (in this Deed the "New Transactions"), the aggregate financial amount of which exceeds $25,000,000, excluding the Elisra Transaction; (f) any allotment of the Company's securities except for an allotment of shares deriving from the exercise of options existing at the time of signing this Deed and, without derogating from the provisions of Clause 14.5 above, except for an allotment of options to employees of the Company or its subsidiaries in a proportion not exceeding 2% of the Company's issued share capital and on the Company's customary terms, all unless Elbit's consent thereto is provided by written notice to be signed by two officers of Elbit, without any further approval being necessary.

15.2 Insofar as during the period from the date of signing this Deed until the First Closing Date or until the Second Closing Date or until the Third Closing Date or until the Additional Closing Date , as the case may be, one or more of the below-mentioned events occurs, despite or in accordance with the provisions of Clause 15.1 above, the Consideration or number of the Shares Being Sold, as the case may be, shall be adjusted in accordance with the following provisions:

         15.2.1 If the Company resolves to make any distribution to its shareholders, the Consideration shall be subject to the deduction of any amount (translated into dollars at the representative exchange rate on the earlier of the date of actually making the distribution or the First Closing Date or the Second Closing Date or the Third Closing Date or the Additional Closing Date, as the case may be) that Koor will be entitled to receive in respect of the Shares Being Sold (gross) (namely the record date for its distribution is prior to the First Closing Date or the Second Closing Date or the Third Closing Date or the Additional Closing Date, as the case may be).

         15.2.2 If the Company offers its shareholders rights for the acquisition of any securities, the record date for the exercise of which is prior to the First Closing Date or the Second Closing Date or the Third Closing Date or the Additional Closing Date, as the case may be, the amount of the Consideration shall be adjusted for the bonus element embodied (if at all) in the rights, unless Elbit instructs Koor in writing prior to the exercise date in respect of those rights to exercise the rights and in such event Koor shall exercise the rights by virtue of the Shares Being Sold which have not yet been transferred to Elbit as of that time and it shall transfer to Elbit, immediately on the occurrence of the earlier of (1) the exercise date or (2) the First Closing Date, or after the Second Closing Date, or after the Third Closing Date or after the Additional Closing Date, as the case may be, the securities exercised as aforesaid on and against payment of the entire exercise amount paid by Koor to the Company for the exercise thereof, plus Interest from the date of Koor's paying the exercise price to the date of actual payment to Koor by Elbit.

         15.2.3 If the Company distributes bonus shares or dividends in kind to its shareholders before the First Closing Date or the Second Closing Date or the Third Closing Date or the Additional Closing Date, as the case may be, the Consideration shall not be adjusted but the Shares Being Sold shall be subject to the addition of the bonus shares, Free and Clear, or of assets received as dividends in kind (gross) in respect of the Shares Being Sold, Free and Clear, without Elbit being required to pay additional consideration for them.

         15.2.4 If the Company makes a consolidation, reduction or sub-division of its share capital or does any other act of similar effect, the Stage 'A' Consideration and/or the Stage 'B' Consideration and/or the Stage 'C' Consideration and/or the Additional Stage Consideration , as the case may be, shall be adjusted and the number of Shares Being Sold shall also be adjusted pro rata to the consolidation or sub-division.

16.      Elbit's Right to Rescind the Deed

16.1 On the occurrence of one or more of the events set out in Clause 16.2 below, unless it occurs with Elbit's consent, Elbit may rescind this Deed or any of the its stages of this Deed before it has been completed and performed (provided that if one of the events set out in Clause
         16.2 below occurs before the performance of Stage 'A' of the Transaction, Elbit may only rescind this Deed in full). Such rescission shall be effected by Elbit by written notice, to be received by Koor within 10 Business Days of the date on which Elbit learns of the occurrence of one of the events set out in Clause 16.2 below. Should Elbit provide such notice of the rescission of this Deed after the completion of Stage 'A' of the Transaction, the sale of the Stage 'A' Shares to Elbit shall not be rescinded, Elbit shall not return to Koor the Stage 'A' Shares and Koor shall not refund to Elbit the Stage 'A' Consideration, and nevertheless, all the parties' other obligations and rights pursuant to this Deed and the Appendices hereto, except for the Shareholders Agreement and the provision of Clause 14.5 above , shall be void. If Elbit ha s given notice as aforesaid of this Deed's rescission, after the completion of Stage 'A' of the Transaction or Stage 'B' of the Transaction, as the case may be, the sale of the Stage 'A' Shares or the Sale of the Stage 'B' Shares to Elbit as the case may be shall not be rescinded, and Elbit shall not return the Stage 'A' Shares or the Stage 'B' Shares, as the case may be, to Koor, and Koor shall not return the Stage 'A' Consideration or the Stage 'B' Consideration, as the case may be, to Elbit; however, all the other rights and obligations of the parties pursuant to this Deed and its appendices, except for the Shareholders Agreement, shall be rescinded. For the avoidance of doubt, it is clarified that after Elbit has given notice in accordance with this Clause 16.1, Elbit may sell Ordinary Shares held by it or purchase Ordinary Shares without any restriction.

16.2     The events are as follows:

         16.2.1 If a receiver or temporary receiver and/or temporary liquidator and/or liquidator and/or trustee is appointed for the Company and/or if a winding-up order and/or receivership order and/or suspension of proceedings order is awarded against it and/or if any of the Company's material assets is attached, provided that such appointment, order or attachment is not set aside within 30 days.

         16.2.2 If the Company enters into merger proceedings as provided in Chapter Eight of the Companies Law or compromise or arrangement proceedings in accordance with Section 350 of the Companies Law or restructuring and/or merger proceedings in accordance with Section 351 of the Companies Law.

         16.2.3 If any alteration is made to the Company's incorporation documents, except for the purpose of increasing the Company's authorized share capital.

         16.2.4 If the Company makes a private placement that vests a right to more than 1,500,000 Ordinary Shares, except for an issuance of shares deriving from the exercise of options existing on the date of signing this Deed and except for an issuance of options to employees of the Company and its subsidiaries in a amount of not more than 2%of the Company's issued and paid up share capital as customary in the Company, at an exercise price per share that is not materially less than the market price.

         16.2.5 If the Company enters into New Transactions, as defined in Clause 15.1 above, insofar as their aggregate amount exceeds US$35 million, except for the Elisra Transaction.

         16.2.6 If the Company makes a distribution, either in cash or in kind (except for a distribution of bonus shares or rights offering) in an aggregate amount exceeding 2.5 NIS per share in any calendar quarter commencing on 1 January 2005. and all unless Elbit has given its consent to one of the events mentioned in Clause 16.2 above, by written notice signed by two of Elbit's officers.

         16.2.7 If the Elisra Transaction has been completed for consideration that has been paid by the Company and reflects a company value forElisra in excess of US$225 million.

16.3 Koor shall provide Elbit written notice immediately on the occurrence of any of the events set out in Clause 16.2 above, all in accordance with applicable legal requirements.

17.      Confidentiality and Notices

17.1 The parties shall use Confidential Information that comes into their possession in connection with this Deed and the Company solely for the performance of their obligations pursuant to this Deed, and they shall not disclose or transfer in any manner whatsoever Confidential Information to any third party, other than to their employees or independent advisors and except insofar as required for the fulfilment of the Conditions Precedent and insofar as possible by prior coordination with the other party. Without derogating from the foregoing, if the transaction contemplated by this Deed is not actually implemented, each party shall return to the other party hereto all Confidential Information that has come into its possession in connection with this Deed, if any. This obligation is not limited in time and shall continue in force even after the end of the term of this Deed or if this Deed is annulled or rescinded for any reason.

17.2 If and insofar as possible, and subject to applicable legal requirements and to the time periods mandated by law, the parties shall coordinate in advance the wording of every report, application, communication or notice published by either of them in connection with their entering into this Deed, its performance and the fulfilment of the conditions pursuant hereto.

18.      Taxes and Mandatory Payments

18.1 Unless otherwise provided in this Deed, each party shall bear the mandatory payments and taxes that may be imposed on it by law (if and insofar as charged) in respect of the sale or acquisition of the Shares Being Sold pursuant to this Deed.

18.2 If any amount payable in accordance with the provisions of this Deed is subject to a duty to withhold tax at source, tax shall be duly withheld by the paying party unless the party receiving the payment produces a valid tax withholding exemption certificate issued by the tax authorities.

18.3 Each party shall bear its own expenses, including the professional fees of its legal advisers in connection with the preparation and performance of this Deed.

18.4 If any amount paid by one party to the other in accordance with the provisions of this Deed is subject under applicable law to value added tax (VAT), the paying party shall, at the same time and in the same manner as it pays that amount, also pay the VAT at its legal rate on and against a duly issued tax invoice.

19.      Entry into Effect

19.1 This Deed shall enter into effect upon the receipt of all the following approvals:

         19.1.1 Approval of Koor's board of directors for Koor to enter into this Deed and the Shareholders Agreement and for performance thereof by Koor in accordance with their terms and conditions, including ratification of the signatures of Messrs. Jonathan Kolber and Danny Biran to this Deed and the Shareholders Agreement.

         19.1.2 Approval of Elbit's audit committee and board of directors for Elbit to enter into this Deed and the Shareholders Agreement and for performance thereof by Elbit in accordance with their terms and conditions, including ratification of the signatures of Messrs. Joseph Ackerman and Joseph Gaspar to this Deed and the Shareholders Agreement. Provided that: (1) such approvals as mentioned in Clauses 19.1.1 and 19.1.2 have been obtained by no later than January 6, 2005 by 17:00 (in this Clause the "Effective Date"); (2)by the Effective Date, a copy of
                  Koor's board of directors' resolution, as mentioned in Clause
                  19.1.1 above, has been received at Elbit's offices together with written confirmation from Koor's legal counsel that the said resolutions were duly adopted and Messrs. Jonathan Kolber and Danny Biran were empowered jointly to sign, on behalf of Koor, this Deed and the documents ancillary hereto or those necessary for the purpose of its performance, and also the Shareholders Agreement, and to obligate Koor thereunder; (3)by the Effective Date, copies of the resolutions of Elbit's audit committee and board of directors, as mentioned in Clause
                  19.1.2 above, have been received at Koor's offices, together with written confirmation from Elbit's attorneys that the resolutions were duly adopted and Messrs. Joseph Ackerman and Joseph Gaspar were empowered jointly to sign, on Elbit's behalf, this Deed and the documents ancillary hereto or those necessary for the purpose of its performance and also the Shareholders Agreement and to obligate Elbit thereunder, subject to the approval of Elbit's General Meeting; and (4)all the approvals, as mentioned in Clause 19.1 of the Federmann-Koor Deed, have been obtained by the Effective Date.

19.2 Should all the approvals as mentioned in Clauses 19.1.1 and 19.1.2 not have been obtained by the Effective Date, and without derogating from the provisions of Clause 20.3 below, this Deed shall automatically expire and be null and void, without either of the parties having any complaint, claim or demand against the other.

19.3 This Deed shall become effective, if and insofar as it becomes effective, at such time as mentioned in Clause 19.1 above, nevertheless:

         19.3.1 none of the provisions of this Deed shall obligate Elbit in any way until Elbit's General Meeting duly approves its entering into the transaction contemplated by this Deed; and

         19.3.2 the performance and completion of Stage 'A' of the Transaction are conditioned upon the fulfilment of all the Stage 'A' Conditions Precedent by the Stage 'A' Completion Deadline and, apart from the obligations in Clauses 14 to 18 above and Clause 20.8 below, neither party shall be liable to do any act for the performance and completion of Stage 'A' of the Transaction before the fulfilment of all the Stage 'A' Conditions Precedent; and

         19.3.3 the performance and completion of Stage 'B' of the Transaction are conditional upon the fulfilment of all the Stage 'B' Conditions Precedent by the Stage 'B' Completion Deadline and, apart from the obligations in Clauses 14 to 18 above and Clause 20.8 below, neither party shall be liable to do any act for the performance and completion of Stage 'B' of the Transaction before the fulfillment of all the Stage 'B' Conditions Precedent; and

         19.3.4 the performance and completion of Stage 'C' of the Transaction are conditioned upon the fulfillment of all the Stage 'C' Conditions Precedent by the Stage 'C' Completion Deadline, and apart from the obligations in Clauses 14 to 18 above and Clause 20.8 below, neither party shall be liable to do any act for the performance and completion of Stage 'C' of the Transaction before the fulfillment of all the Stage 'C' Conditions Precedent.

20.      Miscellaneous

20.1 This Deed shall be governed by the laws of the State of Israel. Sole and exclusive jurisdiction in all respects relating to this Deed shall be vested only in the courts of the District Court in the City of Tel Aviv-Jaffa, and no other court shall have jurisdiction thereover.

20.2 Any modification, addendum or addition, waiver, extension, concession or failure to exercise a right pursuant to this Deed shall only be effective if done in an express document signed by all the parties hereto and shall only apply to the case specified in such document and shall not derogate from other rights of any party pursuant to this Deed.

20.3 The parties hereto may extend or reduce any time specified in this Deed and waive the performance of any of the provisions of this Deed, either once or several times, by written notice signed by two officers of each of Koor and Elbit, without any further authority being necessary.

20.4 This Deed fully contains, embodies, merges, expresses and exhausts all the understandings of the parties hereto solely in respect of the matters mentioned herein. Any promises, guarantees or agreements, whether written or oral, undertakings or representations concerning the subject matter of this Deed given or made by the parties prior to entering into this Deed, orally or in writing, that are not specifically expressed herein, shall not be deemed to augment the rights and obligations prescribed in this Deed or to derogate from or modify them, and the parties shall not be bound by them, insofar as they were bound, as from the date of this Deed. Without derogating from the generality of the foregoing, the documents exchanged between the parties prior to the signature hereof, including the drafts exchanged between them, shall have no significance in the interpretation of this Deed. For the avoidance of doubt, the terms of the Koor-Federmann Deed shall not be applied in the interpretation of this Deed.

20.5 No conduct by either of the parties shall be construed as a waiver of any of its rights pursuant hereto or by law or as a waiver on its behalf of or acquiescence in any breach or non-performance of a condition of the Deed by the other party or as granting a postponement or extension or as a modification, cancellation or addition of any condition, unless done expressly and in writing.

20.6 Unless otherwise expressly provided in this Deed, the parties hereto may not assign or transfer their rights or obligations pursuant to this Deed to any third party or perform this deed through any third party, unless the other party's prior written consent has been obtained, and nothing in this Deed shall be deemed to vest any right in anyone who is not a party hereto.

20.7 Should either of the parties not enforce or delay in enforcing any of the rights vested in it pursuant to this Deed or by law in a particular case or series of cases, such shall not be deemed a waiver of said right or of any other rights. 20.8Subject in the provisions of Clause
         14.2 above in connection with the Conditions Precedent, the parties shall cooperate between them in the implementation of the provisions of this Deed, and they shall assist each other insofar as reasonable and necessary, and in such connection they shall sign every reasonable document, application and approval necessary for such purpose.

20.8 Notices pursuant to this Deed shall be given in writing to the parties' addresses as set out in the heading hereto or to such other addresses of which the parties may give notice in accordance with the provisions of this Clause. Any notice sent by one party to the other by registered mail shall be deemed to have reached the addressee following the passage of three days from the date of being posted, and notice delivered in person by 17:00 hours on any Business Day shall be treated as received on delivery, or if delivered after 17:00 hours on any Business Day, then on the first Business Day after its delivery.

20.9 The provisions of the Amendment shall enter into force immediately after receipt of (1) the due approval of Elbit 's General Meeting for Elbit's execution of the Amendment and (2) the due approval of Elbit's General Meeting f or Elbit's execution of the Elisra Transaction. If the approvals of Elbit's General Meeting as aforesaid in (1) and (2) above are not received by 6 September 2005 or if it is not possible to complete Stage 'B' of the Transaction on the Second Closing Date, after the Amendment, for any reason, except for an impediment resulting from a breach of this Deed, the Amendment shall be null and void, its provisions shall not be of any force and effect and none of the parties shall have any claims or cause of action against the other, without such derogating from the validity of the provisions of this Deed (prior to the Amendment) and the provisions of the Shareholders Agreement, as existing prior to the signature of the Amendment, and the original provisions of this Deed and of the Shareholders Agreement, prior to the Amendment, shall remain in force.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT:

(signed) --------------------------------------------

(signed) --------------------------------------------

KOOR INDUSTRIES LTD.

ELBIT SYSTEMS LTD.

By: Jonathan Kolber --------------------------------------------

By: Joseph Ackerman --------------------------------------------

By: Danny Biran --------------------------------------------

By: Joseph Gaspar --------------------------------------------


Appendix 9.2

The Conditions Precedent for the Performance of Stage 'A' of the Transaction Set out below are the Conditions Precedent and approvals required, insofar as necessary, for the Completion of Stage 'A' of the Transaction contemplated by the Deed of which this Appendix is an integral part ("this Deed"):

(1) Obtaining all the consents and approvals necessary and the fulfilment of all the Koor-Federmann Deed Stage 'A' Conditions Precedent, as set out in the Koor - Federmann Deed,

(2) Obtaining approval from Elbit's General Meeting for Elbit's entering into this Deed, in both its stages, as required by law and after the transaction contemplated by the Koor-Federmann Deed has also been presented to Elbit's General Meeting, and also written confirmation from Elbit's attorneys that such approval has been duly obtained.

(3) Insofar as necessary, obtaining the [Israel] Commissioner of Restrictive Trade Practices' approval, after the entire framework of the transaction contemplated by this Deed has been provided to him, for the parties' to enter into this Deed and perform Stage 'A' of the Transaction, provided that the said authority's disapproval of Stage 'B' of the Transaction is not received.

(4) Insofar as necessary, obtaining approval from the antitrust authority in the United States and/or Europe, after the entire framework of the Transaction contemplated by this Deed has been provided to it, for the parties' to enter into this Deed and to perform Stage 'A' of the Transaction, provided that the disapproval of any such authorities as aforesaid to approve Stage 'B' of the Transaction is not received.

(5) Obtaining approval from the [Israel] Ministry of Defense for the parties' to enter into this Deed and perform the transaction contemplated by this Deed, insofar as required.

(6) Obtaining approval from the [Israel] Investment Center and/or the [Israel] Chief Scientist in respect of the terms and conditions of grants or benefits that the Company has obtained, for the performance of Stage 'A' of the Transaction contemplated by this Deed, insofar as required.

(7) Obtaining approvals from Bank Hapoalim B.M., Bank Leumi Le-Israel B.M., United Mizrahi Bank Ltd., Israel Discount Bank Ltd., BNP Paribas or other banks or financial institutions for the performance of Stage 'A' of the Transaction contemplated by this Deed, insofar as required.

In this Appendix 9.2, "approval" means--including an approval that is subject to conditions but excluding an approval that is subject to conditions that are such as to materially alter the business activity of Elbit and/or the Company, as existing at the time of signing this Deed or that may arise in the future, in accordance with resolutions that have been passed by Elbit and/or the Company, as the case may be, prior to signing this Deed, or the way in which Elbit and/or the Company conducts its business. C-1-25


Appendix 12.2

The Conditions Precedent for the Performance of Stage 'CB' of the Transaction Set out below are the Conditions Precedent and approvals required, insofar as necessary, for the completion of Stage 'CB' of the Transaction contemplated by the Deed of which this Appendix is an integral part ("this Deed"):

(1) The completion of Stage 'A' of the Transaction contemplated by this Deed and the completion of Stage 'B' of the Transaction contemplated by this Deed .

(2)      The completion of the Elisra Transaction.

(3) Obtaining all the consents and approvals necessary and the fulfilment of all the conditions precedent for the Elisra Transaction, Koor-Federmann Deed Stage 'B' Conditions Precedent, as set out in the Koor- Elbit Federmann Deed for the Sale of Shares in Elisra. Nevertheless, this condition will not apply if Koor exercises its right pursuant to Clause 13.9 of this Deed. Federmann gives notice as set out in Clause 12.1.3 of the Koor-Federmann Deed or in Clause 12.1.5 of the Koor-Federmann Deed. (Insofar as necessary, obtaining the [Israel] Commissioner of Restrictive Trade Practices' approval of the parties' to enter into to this Deed and perform Stage '4C)B' of the Transaction contemplated by this Deed , insofar as such approval is not given in Stage . 'A' of the Transaction. (Insofar as necessary, obtaining approval from the antitrust authority in the United States and/or Europe of the parties' to enter into this Deed and the performance of Stage '5C)B' of the Transaction contemplated by this Deed, insofar as said authority's approval is not given in Stage 'A' of the Transaction. (Obtaining approval from the [Israel] Investment Center and/or the [Israel] Chief Scientist in respect of the terms and conditions of grants or benefits that the Company has obtained, for the performance of Stage '6C)B ' of the Transaction contemplated by this Deed, insofar as required. (Obtaining approvals from Bank Hapoalim B.M., Bank Leumi Le-Israel B.M., United Mizrahi Bank Ltd., Israel Discount Bank Ltd., BNP6Paribas or other banks or financial institutions to enter into in Stage '7C)B' of the Transaction contemplated by this Deed, insofar as required.

In this Appendix 12.2, "approval" means--including an approval that is subject to conditions but excluding an approval that is subject to conditions that are such as to materially alter the business activity of Elbit and/or the Company, as existing at the time of signing this Deed or that may arise in the future, in accordance with resolutions that have been passed by Elbit and/or the Company, as the case may be, prior to signing this Deed, or the way in which Elbit and/or the Company conducts its business. C-1-26